UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 24, 2007
AVALONBAY COMMUNITIES, INC.
(Exact name of registrant as specified in its charter)

Commission file number 1-12672

Maryland (State or other jurisdiction of incorporation or organization)	77-0404318 (I.R.S. Employer Identification No.)
2900 Eisenhower Avenue, Suite 300
Alexandria, Virginia 22314
(Address of principal executive offices)(Zip code)
(703) 329-6300
(Registrant’s telephone number, including area code)
(Former name, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
On April 25, 2007, AvalonBay Communities, Inc. issued a press release announcing its financial results for the first quarter 2007. That release referred to certain attachments with supplemental information that were available on the Company’s website. The full text of the press release, including the supplemental information and attachments referred to within the release, are furnished as Exhibit 99.1 and Exhibit 99.2 hereto.
Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
On April 24, 2007, AvalonBay Communities, Inc. (the “Company”) concluded that its previously issued consolidated financial statements, and the related auditor’s reports thereon, for each of the following periods should no longer be relied upon and should be restated to reflect non-cash charges related to a change in the Company’s method of accounting for its obligations under land leases: the fiscal years ended December 31, 2006, 2005 and 2004, the three and nine month periods ended September 30, 2006 included in the Company’s Form 10-Q for the quarter ended September 30, 2006; the three and six months ended June 30, 2006 included in the Company’s Form 10-Q for the quarter ended June 30, 2006; and the three months ended March 31, 2006 included in the Company’s Form 10-Q for the quarter ended March 31, 2006.
The change in land lease accounting primarily affects the accounting for land lease payments made by the Company under one land lease. The decision to change the accounting for land leases was made in connection with the Company’s preparation of its financial statements for the three months ended March 31, 2007. As a result, the Company will file restated financial statements for the fiscal years ended December 31, 2006, 2005 and 2004 in a Form 10-K/A for the year ended December 31, 2006 and will reflect the restatement of the unaudited quarterly financial statements for the first three quarters of 2006 in the footnotes to the audited consolidated financial statements included in the Form 10-K/A and in the Company’s quarterly filings on Form 10-Q that will be filed in 2007.
The non-cash adjustments that will accrue as a result of the change in accounting arise from the application of Statement of Financial Accounting Standards (SFAS) No. 13, “Accounting for Leases.” SFAS 13 requires that, for operating land leases, lease payments be recognized on a straight-line basis each year during the full term of the lease (i.e., by dividing the cumulative undiscounted rental payments, including all fixed or minimum escalations, over the number of years in the lease) unless, alternatively, there is another systematic and rational basis that is more representative of the time pattern in which the use benefit is derived from the leased property, in which case that basis will be used. The Company (relying on SFAS 13’s reference to an alternative basis to straight-lining over the full term of the lease) determined that it was appropriate to straight-line over the Company’s historical and expected average holding period of communities, which approximates current payments under the lease. Based on further consideration of this issue, including a review of changes to land lease accounting by other companies in recent years, the Company has determined that a more appropriate application of SFAS 13 is to straight-line land lease obligations over the full term of the lease, without regard to the expected holding period. In the case of one of the Company’s land leases with a 90-year term, this has the effect of causing the Company to accrue for land lease payments of approximately $11.2 million per year, as opposed, for example, to the 2006 actual cash land lease payment of approximately $1.0 million. In the aggregate, the change in accounting results in a reduction of net income available to common stockholders from amounts previously reported of approximately $11.9 million for each of the years ended December 31, 2006, 2005 and 2004, respectively, or a reduction in the previously reported net income available to common stockholders of 4.4%, 3.8%, and 5.7%, respectively. If the assets subject to land leases were sold today, the full cumulative amount of this incremental accrued expense would be recaptured into net income in the year of sale. The restatement will not impact historical or future cash flows provided by operating activities or the timing or amount of payments under the related land leases, or compliance with any financial ratio covenant under the Company’s credit facility or debt instruments.
The audit committee of our Board of Directors and management have discussed this matter with Ernst & Young LLP, our independent registered public accounting firm, which agrees with the changes we have made to our accounting for land leases.
On April 25, 2007, the Company issued a press release announcing its financial results for the first quarter of 2007 and announcing its planned restatements related to the change in land lease accounting. The press release reflects the pending adjustments to previously issued financial statements summarized above, to the extent applicable to the periods and financial statements referred to in the Company's April 25, 2007 press release. That release referred to certain attachments with supplemental information that were available on the Company’s website. The full text of the press release, including the supplemental information and attachments referred to within the release, are furnished as Exhibit 99.1 and Exhibit 99.2 hereto.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

99.1	Press Release of AvalonBay Communities, Inc. dated April 25, 2007, including Attachments.

99.2	Supplemental discussion of first quarter 2007 operating results (the “Full Release”) dated April 25, 2007, including Attachments.
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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

AVALONBAY COMMUNITIES, INC.
Dated: April 25, 2007	By:	/s/ Thomas J. Sargeant
Thomas J. Sargeant
Chief Financial Officer

Exhibit Index

99.1	Press Release of AvalonBay Communities, Inc. dated April 25, 2007, including Attachments.

99.2	Supplemental discussion of first quarter 2007 operating results (the “Full Release”) dated April 25, 2007, including Attachments.